Exhibit 8.4

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

Thursday, July 9, 2026

AvalonBay Communities, Inc. 4040 Wilson Blvd., Suite 1000 Arlington, Virginia 22203

Re:          Tax Opinion – REIT Status

Ladies and Gentlemen:

We have acted as special REIT tax counsel to Equity Residential, a Maryland real estate investment trust (“EQR”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of May 20, 2026 (as amended or supplemented through the date hereof, the “Merger Agreement”), by and among AvalonBay Communities, Inc., a Maryland corporation (the “Company”), Equity Residential, ERP Operating Limited Partnership, an Illinois limited partnership (“Operating Partnership”), and Canopy Merger Sub LLC, a Maryland limited liability company and a direct wholly owned subsidiary of EQR (“Merger Sub”), including the proposed merger (the “Merger”) of AvalonBay with and into Merger Sub, with Merger Sub as the surviving company.  In connection with the effectiveness of the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of EQR, including the joint proxy statement/prospectus forming a part thereof, relating to the Merger and initially filed with the Securities and Exchange Commission on June 29, 2026, you have requested our opinion as to EQR’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this opinion letter, we have examined copies of the following documents (the “Reviewed Documents”): (i) the Merger Agreement; (ii) the Registration Statement; (iii) the Articles of Restatement of Declaration of Trust of EQR, dated December 9, 2004 (the “Declaration of Trust”); (iv) the Ninth Amended and Restated Bylaws of EQR; (v) the Seventh Amended and Restated Agreement of Limited Partnership of Operating Partnership (the “ERP LP Agreement”); (vi) the written tax opinion of Goodwin Procter LLP delivered in connection with the Registration Statement regarding the status of the Company as a REIT (the “Goodwin REIT Opinion”); (vii) the certificate delivered by the Company to Goodwin Procter LLP in connection with the Goodwin REIT Opinion, which certificate also was delivered to DLA Piper LLP (US) (the “Company’s REIT Certificate”); and (viii) such other materials and matters as we have deemed necessary for the issuance of this opinion letter.

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In addition, we have relied upon (i) the factual representations and covenants of EQR, Operating Partnership and the following lower-tier REIT entities: EQR-District Holding, LLC, a Delaware limited liability company, Multifamily Portfolio Partners, Inc., a Delaware corporation, EQR-Denver REIT, LLC, a Delaware limited liability company, EQR-Apartment Holding Co., Inc., a New York corporation, and ERP Holding Co., Inc., a Delaware corporation (such lower-tier REIT entities, collectively, the “Subsidiary REITs”), contained in the certificate dated as of the date hereof and executed by duly appointed officers of EQR and the applicable Subsidiary REITs (the “Officer’s Certificate”), setting forth certain representations and covenants relating to the organization and operation of EQR, Operating Partnership, the Subsidiary REITs and their respective subsidiaries and (ii) the Company’s REIT Certificate (together with the Officer’s Certificate, the “Management Representation Letters”).

Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of our opinion, we have not independently verified all of the facts, statements, representations and covenants set forth in the Management Representation Letters or in the Reviewed Documents. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion, and that the factual statements in the Merger Agreement and Registration Statement are true, correct and complete in all material respects. We are not aware of any facts that are inconsistent with any of the representations made to us in the Management Representation Letters. Any representation or statement in any document upon which we rely that is made “to the best knowledge of” or is otherwise similarly qualified is assumed to be true, correct and complete as if made without such qualification as to knowledge or belief. Any alteration or inaccuracy of such facts, statements, representations or covenants may adversely affect our opinions.

For purposes of our opinion letter, we have assumed that all of the representations and statements set forth in the Management Representation Letters and the Reviewed Documents are true, correct and complete, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authority and capacity of all persons executing documents on behalf of any person, the due authorization, execution and delivery of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, the authenticity of the originals from which any copies were made, the conformity to final documents of all documents submitted to us as drafts, and that we have been provided copies of any relevant amendments to the documents reviewed by us.

The opinions set forth in this letter are based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (the “Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof (or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period).

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In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of the Merger Agreement and as described in the Registration Statement, without waiver or modification of any condition or other requirement that would be material to our opinion, and that such documents accurately reflect the material facts of such transactions. We have also assumed that EQR, Operating Partnership, Merger Sub and the Company have complied and will comply with their respective obligations under Section 7.3 of the Merger Agreement and that no transaction, agreement or other action has been or will be taken that would cause any representation or covenant in the Management Representation Letters or the Reviewed Documents to be incorrect or incomplete in any respect material to our opinion. In addition, the opinions set forth herein are based on the correctness of the following:

(i)
EQR, Operating Partnership, the Subsidiary REITs and their respective subsidiaries have been and will continue to be operated in accordance with the laws of their respective jurisdictions of formation or organization and in the manner described in the Declaration of Trust, the ERP LP Agreement and the other organizational documents of each such entity, as the case may be, and all parties thereto have complied and will continue to comply with all terms and provisions of such agreements and documents;

(ii)	EQR is a duly formed real estate investment trust under the laws of the State of Maryland;

(iii)	Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Illinois; and

(iv)
There will be no change in the applicable laws of the State of Maryland, the State of Illinois, or in the Code, the Regulations, and the interpretations of the Code and such Regulations by the courts and the IRS, after the date of this letter.

With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions.  Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

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The qualification and taxation of EQR as a REIT under the Code will depend upon (i) the ability of EQR to meet on a prior and an ongoing basis, through actual quarterly and annual operating results, the various qualification tests imposed under the Code, including requirements relating to asset composition, sources of income, distribution levels, shareholder diversification, record keeping and otherwise, the results of which will not be reviewed by the undersigned, (ii) the satisfaction by each of the Subsidiary REITs of the requirements for qualification and taxation as a REIT, and (iii) EQR or any Subsidiary REIT utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7) and 856(g) and the provision included in Section 856(c)(4) (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to EQR or any Subsidiary REIT under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857. Our opinion set forth below does not foreclose the possibility that EQR or any Subsidiary REIT may have to utilize one or more of these “savings provisions,” which could require EQR or such Subsidiary REIT to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification for a taxable year. We have not undertaken to review EQR’s or any Subsidiary REIT’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of EQR’s or any Subsidiary REIT’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

In rendering the opinion set forth below, with your permission, we have also assumed that the Company qualified to be taxed as a REIT under the Code for all taxable periods commencing with its taxable year ended December 31, 1994 and ending with its taxable year that ends with the Merger.

Based upon and subject to the foregoing and the qualifications, assumptions and limitations stated herein and in the Registration Statement, it is our opinion that commencing with its taxable year ended December 31, 1992, EQR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and EQR’s proposed method of organization and operation will enable EQR to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Closing Date and for its taxable years thereafter. The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to EQR or any investment therein, Operating Partnership, any Subsidiary REIT, the Company, the Merger, any disclosure in the Registration Statement or under any other law.

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This opinion should not be construed as or deemed to be a guaranty or insuring agreement. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, is not binding on the IRS or any court, and has no binding effect or official status of any kind, and that no assurance can be given that the IRS will not challenge the conclusions of the opinion set forth herein or that any such challenge will not be successful or that a court considering the issues would not hold contrary to the opinions set forth herein. This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law that may affect the opinions expressed herein.

We are furnishing this opinion letter solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)